Exhibit 99.4

FOR IMMEDIATE RELEASE	Media Contact: Margot Olcay Rubenstein Communications (212) 843-8267

Wells REIT Changes Name to Piedmont Office Realty Trust

New Website: www.piedmontreit.com

NORCROSS, Ga. (August 10, 2007) — Wells Real Estate Investment Trust Inc., which became a self-managed office REIT this spring, announced today its new name: Piedmont Office Realty Trust, Inc. The REIT, one of the largest office REIT’s in the country, was incorporated in 1997 but utilized external advisors to acquire and manage its properties until it internalized its management team in April 2007. Piedmont currently owns approximately $5 billion in assets, including more than 80 buildings nationwide, specializing in multi-tenant Class-A office buildings.

“The name change is a natural progression in our strategy of differentiating ourselves as a unique, self-managed REIT,” said Donald A. Miller, CFA, Piedmont’s president and CEO. The company is also launching a new website, www.piedmontreit.com which contains a gallery of its properties.

Piedmont Office Realty Trust currently owns 82 buildings located primarily in the ten largest U. S. office markets (based upon rentable square feet) totaling more than 21 million square feet in 23 states (including Washington, D.C.) Properties include the corporate headquarters of such organizations as AT&T Wireless/Cingular, U.S. Bancorp, NASA and Nestle USA. Across the portfolio, Piedmont properties are approximately 94 percent leased, and 91% of its tenants (based upon gross rent revenues) are rated investment-grade according to Standard & Poor’s, are subsidiaries of investment-grade entities, are governmental agencies, or are nationally recognized corporations or professional service firms. For more information, see www.piedmontreit.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Piedmont’s use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. Piedmont is closed to new investors. SEC filings: www.sec.gov.

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